Exhibit 5.1

November 18, 2004

ZipRealty, Inc.
2000 Powell Street, Suite 1555
Emeryville, California 94608
(415) 735-2600

Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed by ZipRealty, Inc. (the “Company”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to (i) 2,872,429 shares of Common Stock of the Company issued and outstanding under the Company’s 1999 Stock Plan, and (ii) 1,259,446 shares of Common Stock of the Company available for issuance under the Company’s 2004 Equity Incentive Plan. Such shares of Common Stock are referred to herein as the “Shares” and such plans are referred to herein as the “Plans.” As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

     It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant or purchase under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

Sincerely,
WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, P.C